Exhibit 99.1

Stratagene Contact:
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors:
EVC Group, Inc.
Doug Sherk
(415) 896-6818

Media:
EVC Group, Inc.
Jennifer Saunders
(646) 201-5431

FOR IMMEDIATE RELEASE

Stratagene Signs Definitive Agreement to be Acquired by Agilent Technologies

La Jolla, Calif., April 6, 2007 — Agilent Technologies Inc. (NYSE: A) and Stratagene Corporation (NASDAQ: STGN) today announced they have signed a definitive agreement for Agilent to acquire Stratagene.  Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products.

Under the terms of the agreement, Stratagene will operate as a division within Agilent’s Life Sciences Solutions Unit. Upon consummation of the transaction, each share of Stratagene common stock will be converted into the right to receive a cash payment of $10.94 per share, a 28% premium to Stratagene’s closing share price of $8.51 on April 5, 2007.  A special committee of Stratagene’s independent directors received an opinion from its financial advisor, Houlihan Lokey Howard & Zukin, that the $10.94 per share price is fair from a financial point of view to Stratagene’s stockholders.

The transaction is subject to certain closing conditions set forth in the merger agreement, including approval by Stratagene stockholders of the merger and regulatory review.  Stockholders representing approximately 59% of the outstanding common stock of Stratagene have agreed to vote in favor of the merger. The parties expect that the merger, which was unanimously approved by Stratagene’s board of directors, will close in approximately 90 days.

Stratagene’s products are used by scientists in academia, government research and industry in molecular biology, genomics, proteomics, drug discovery and toxicology.  Stratagene’s portfolio includes reagents for life science research and instruments.  The company also offers a range of diagnostics products, including applications for allergy testing and urinalysis.

The acquisition of Stratagene is expected to broaden the customer base for both Agilent and Stratagene.

“We see Stratagene’s technology, products and expertise as being highly complementary to Agilent’s life sciences portfolio, enabling us to offer our customers more complete workflow solutions,” said Nick Roelofs, Vice President and General Manager of Agilent’s Life Sciences Solutions Unit.  “Stratagene has a strong R&D team as well as excellent presence in the important academic and government markets.”

Dr. Joseph A. Sorge, Chairman, CEO and founder of Stratagene and its largest stockholder also announced that he has formed a new company to pursue molecular diagnostic applications.  The new company will purchase for $6.6 million certain assets of Stratagene from Agilent immediately following the close of the transaction and will license from Agilent certain of their molecular diagnostic technologies.  Navigant Capital Advisors provided the special committee of Stratagene an appraisal of the assets to be purchased and technology to be licensed by the new company and such arrangements were unanimously approved by the special committee of Stratagene’s Board of Directors.

“I’m looking forward to having more time to focus on research and discovery and making a difference in human healthcare,” said Dr. Sorge. “Our discussions with Agilent have been very friendly and cooperative and we expect a smooth transition. I believe that we have established a relationship that will allow each of us to pursue common interests going forward.”

Founded in 1984, Stratagene is based in La Jolla, Calif.  The company employs more than 400 employees worldwide, who are expected to join Agilent.  Major company locations are Garden Grove, Calif.; Cedar Creek, Texas; Edinburgh, Scotland; Tokyo, Japan; Amsterdam, the Netherlands; and Kassel, Germany.

In light of the signing of the merger agreement, Stratagene will not hold its 2007 Annual Meeting of Stockholders.  Instead, Stratagene expects to hold a Special Meeting of Stockholders to vote upon the approval of the merger as soon as practicable.

The foregoing press release is being filed by Stratagene pursuant to Rule 14a-12 of the Securities Exchange Act of 1934 to the extent that it may be deemed to constitute a solicitation. In connection with the proposed merger, Stratagene will file proxy materials with the Securities and Exchange Commission for a special meeting of stockholders to vote on the proposed merger. It is anticipated that the special meeting will be held within 90 days with the exact timing dependent on the completion of necessary filings. Stratagene’s stockholders are not being asked to take any action at this time. Stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Stratagene will provide stockholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Stratagene with the SEC will be available free of charge at the SEC’s website at www.sec.gov. Stratagene and its directors may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of stockholders of Stratagene in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Stratagene with the SEC. Stockholders of Stratagene can obtain this information by reading the proxy statement when it becomes available.

About Stratagene

Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products.  The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify accelerate and improve research.  These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology.

The company’s diagnostic unit develops and manufactures products for urinalysis as well as high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders.  In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation.  More information is available at www.stratagene.com.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 19,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.0 billion in fiscal year 2006. Information about Agilent is available on the Web at www.agilent.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding Stratagene’s technological expertise and its enhancement of Agilent’s product portfolio, information regarding the contribution Stratagene would make to Agilent’s ability to address customer demands, and the ability of Agilent to provide improved products, services and support to its customers following the closing. These forward-looking statements involve risks and uncertainties that could cause results to differ materially from management’s current expectations.

In addition, the parties may not be able to complete the proposed transaction on the proposed terms or other acceptable terms, or at all, or Stratagene’s business may be adversely affected due to a number of factors, including, but not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Agilent and/or Stratagene and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of

1976 and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (5) the ability to recognize the benefits of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond either Agilent or Stratagene’s ability to control or predict.

In addition, other risks facing the parties businesses generally are detailed in their filings with the Securities and Exchange Commission, including Agilent’s Annual Report on Form 10-K for the period ended October 31, 2006 and Stratagene’s Annual Report on Form 10-K for the period ended December 31, 2006. Forward-looking statements are based on the beliefs and assumptions of management and on currently available information. The parties undertake no responsibility to publicly update or revise any forward-looking statement.

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